CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 24, 2022, relating to the financial statements and financial highlights of Walthausen Small Cap Value Fund, a series of Walthausen Funds, for the year ended January 31, 2022, and to the references to our firm under the headings “Questions and Answers” in the Notice of Special Meeting of Shareholders and “Other Service Providers” in the Combined Prospectus/Proxy Statement.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwuakee, Wisconsin

March 10, 2023